Filed pursuant to Rule 424(b)(3)
Registration No. 333-209653

PROSPECTUS

Offer to Exchange up to

$500,000,000 Principal Amount Outstanding of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount Outstanding of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount Outstanding of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount Outstanding of 5.80% Senior Notes due 2045

That Have Not Been Registered Under

The Securities Act of 1933, as amended

For

$500,000,000 Principal Amount of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount of 5.80% Senior Notes due 2045

That Have Been Registered Under

The Securities Act of 1933, as amended

This Exchange Offer will expire at 5:00 p.m.,

New York City time, on May 12, 2016, unless extended.

Columbia Pipeline Group, Inc. is offering to exchange registered 2.45% Senior Notes due 2018 (the “2018 exchange notes”), 3.30% Senior Notes due 2020 (the “2020 exchange notes”), 4.50% Senior Notes due 2025 (the “2025 exchange notes”) and 5.80% Senior Notes due 2045 (the “2045 exchange notes”) or, collectively, the “exchange notes,” for any and all of the relevant series of its unregistered 2.45% Senior Notes due 2018 (the “2018 original notes”), 3.30% Senior Notes due 2020 (the “2020 original notes”), 4.50% Senior Notes due 2025 (the “2025 original notes”) and 5.80% Senior Notes due 2045 (the “2045 original notes”) or, collectively, the “original notes,” that were issued pursuant to a private placement on May 22, 2015. We refer to the 2018 exchange notes and the 2018 original notes as the “2018 notes,” the 2020 exchange notes and the 2020 original notes as the “2020 notes,” the 2025 exchange notes and the 2025 original notes as the “2025 notes” and the 2045 exchange notes and the 2045 original notes as the “2045 notes,” and we refer to the exchange notes and the original notes together in this prospectus as the “notes.” We refer to the offer to exchange the 2018 exchange notes for the 2018 original notes, the offer to exchange the 2020 exchange notes for the 2020 original notes, the offer to exchange the 2025 exchange notes for the 2025 original notes and the offer to exchange the 2045 exchange notes for the 2045 original notes collectively as the “exchange offer.”

The terms of the exchange notes are substantially identical to the relevant series of original notes except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the relevant series of original notes, and we will issue the exchange notes under the same indenture used in issuing the original notes.

Terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on May 12, 2016, unless we extend it or terminate it early.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of the relevant series of exchange notes. All interest due and payable on the original notes will become due and payable on the same terms under the relevant series of exchange notes.

•	You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your original notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

See “Risk Factors” beginning on page 10 for a discussion of risks you should consider in connection with the exchange offer and the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until October 11, 2016, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until October 11, 2016, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “The Exchange Offer—Purpose of the Exchange Offer” and “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should read this entire document and the accompanying letter of transmittal and related documents and any amendments or supplements carefully before making your decision to participate in the exchange offer.

The date of this prospectus is April 14, 2016.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents as the case may be.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of original notes upon written or oral request made to Columbia Pipeline Group, Inc., 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, Attention: Office of the Secretary, Telephone (713) 386-3701. To obtain timely delivery of any requested information, holders of original notes must make any request no later than five business days prior to the Expiration Date (as defined herein).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated by reference. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for natural gas storage and transportation services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation, including litigation relating to the Merger (as defined below);

•	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement (as defined below) with TransCanada (as defined below), Parent (as defined below), US Parent (as defined below), and Merger Sub (as defined below);

•	the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from our ongoing business operations due to the Merger;

•	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;

•	an unsolicited offer of another company to acquire our assets or capital stock, which could interfere with the Merger;

•	risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected;

•	certain factors discussed elsewhere in this prospectus.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in the forward-looking statements are those described in “Risk Factors” in this prospectus and in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 (our “2015 Form 10-K”).

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made, except as required by law.

ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 with respect to the exchange notes. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete.

When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after its date.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

You may also obtain documents referenced in this prospectus without charge by writing or telephoning us at the following address and telephone number (or by visiting our website at www.cpg.com):

Columbia Pipeline Group, Inc.

Office of the Secretary

5151 San Felipe St., Suite 2500

Houston, Texas 77056

Telephone number: (713) 386-3701

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the Expiration Date (as defined herein).

PROSPECTUS SUMMARY

This summary highlights selected information about us and the exchange offer contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you or that you should consider before participating in the exchange offer or making an investment in the exchange notes. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, particularly the risks of investing in the exchange notes discussed under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and the financial and other information included or incorporated by reference in this prospectus, “Risk Factors” in our 2015 Form 10-K and the other documents to which we have referred.

Unless the context requires otherwise, all references in this prospectus supplement to (i) “CPG,” the “Company,” “we,” “us” and “our” refer to Columbia Pipeline Group, Inc. and its consolidated subsidiaries, (ii) “NiSource” refers to NiSource Inc. and its consolidated subsidiaries, (iii) “CEG” refers to Columbia Energy Group and its consolidated subsidiaries, (iv) “CPPL” refers to Columbia Pipeline Partners LP and its consolidated subsidiaries, and (v) “Columbia OpCo” refers to CPG OpCo LP and its consolidated subsidiaries. The overall transaction in which we were separated from NiSource is sometimes referred to in this prospectus supplement as the “Separation.”

Columbia Pipeline Group, Inc.

We are a growth-oriented Delaware corporation that owns, operates and develops a portfolio of pipelines, storage and related midstream assets.

We own approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation’s largest underground natural gas storage systems, with approximately 300 million dekatherms of working gas capacity, as well as related gathering and processing assets. For the year ended December 31, 2015, 94.6% of our revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, which we refer to as “tracker-related revenues,” was generated under firm revenue contracts. As of December 31, 2015, these contracts had a weighted average remaining contract life of 4.8 years. We own these assets through Columbia OpCo, a partnership between CPPL and our wholly owned subsidiaries CEG and Columbia Hardy Corporation.

Through CEG, we own the general partner of CPPL, as well as all of the subordinated units representing a 46.5% limited partner interest in CPPL and all of the incentive distribution rights in CPPL. CPPL completed its initial public offering on February 11, 2015, selling 53.5% of its limited partner interests. CPPL controls and owns a 15.7% limited partner interest in Columbia OpCo, and CEG owns an 84.3% limited partner interest in Columbia OpCo.

We expect the revenues generated from our businesses will increase as we execute on our significant portfolio of organic growth opportunities. We believe that future internal growth projects will be funded primarily through borrowings under our credit facilities or through additional issuances of debt and equity securities.

On July 1, 2015, NiSource completed the distribution of all of our then-outstanding shares of common stock to holders of NiSource common stock, resulting in two independent energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group, Inc., a company focused solely on natural gas pipeline, midstream and storage activities.

Our principal executive offices are located at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, and our telephone number at that location is (713) 386-3701. Our website is located at www.cpg.com. Information on our website or any other website is not incorporated by reference herein and does not constitute part of this prospectus.

Recent Developments

On March 17, 2016, CPG entered into an Agreement and Plan of Merger (the “Merger Agreement”), among CPG, TransCanada PipeLines Limited, a Canadian corporation (“Parent”), TransCanada PipeLine USA Ltd., a Nevada corporation and a wholly owned subsidiary of Parent (“US Parent”), Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of US Parent (“Merger Sub”), and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the Merger Agreement, TransCanada Corporation, a Canadian corporation and the direct parent company of Parent (“TransCanada”). TransCanada operates a network of natural gas pipelines that extends more than 67,000 kilometres (42,000 miles), tapping into virtually all major gas supply basins in North America. TransCanada is one of the continent’s largest providers of gas storage and related services with 368 billion cubic feet of storage capacity. A growing independent power producer, TransCanada owns or has interests in over 11,400 megawatts of power generation in Canada and the United States. TransCanada is developing one of North America’s largest liquids delivery systems. TransCanada’s common shares trade on the Toronto and New York stock exchanges under the symbol TRP.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CPG (the “Merger”) with CPG surviving the Merger as an indirect wholly owned subsidiary of TransCanada. Pursuant to the indenture governing the original notes, the Merger will not trigger a “Change of Control” as defined in such indenture and as a result, such notes will remain outstanding upon the completion of the Merger. After the completion of the merger, TransCanada, Parent, US Parent and Merger Sub will not become guarantors of the notes.

The completion of the Merger is subject to satisfaction or waiver of customary closing conditions, including, among others, the adoption of the Merger Agreement by CPG’s stockholders. The Merger Agreement includes customary representations and warranties of CPG, TransCanada, Parent, US Parent and Merger Sub. CPG, Ultimate Parent, Parent, US Parent and Merger Sub have also made certain covenants in the Merger Agreement, including covenants by CPG regarding the operation of its business and that of its subsidiaries prior to the effective time of the Merger and a customary non-solicitation covenant prohibiting CPG from soliciting or providing non-public information to, or entering into discussions or negotiations with, third parties concerning proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement. The Merger Agreement contains certain termination rights for both CPG and Parent. For more information, see CPG’s Current Report on Form 8-K, filed with the SEC on March 18, 2016, incorporated herein by reference.

Summary of the Exchange Offer

On May 22, 2015, we completed an unregistered offering of the original notes. As part of that offering, we and the Guarantors (as defined herein) entered into a registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we and the Guarantors agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus titled “The Exchange Offer.”

Original Notes	2.45% senior notes due 2018 (“2018 original notes”), 3.30% senior notes due 2020 (“2020 original notes”), 4.50% senior notes due 2025 (“2025 original notes”) and 5.80% senior notes due 2045 (“2045 original notes”), or collectively, the “original notes,” which were issued by Columbia Pipeline Group, Inc. in a private placement on May 22, 2015.

Exchange Notes	2.45% senior notes due 2018 (“2018 exchange notes”), 3.30% senior notes due 2020 (“2020 exchange notes”), 4.50% senior notes due 2025 (“2025 exchange notes”) and 5.80% senior notes due 2045 (“2045 exchange notes”), or collectively, the “exchange notes,” to be issued by Columbia Pipeline Group, Inc. The terms of the exchange notes are substantially identical to the related original notes except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the related original notes, and we will issue the exchange notes under the same indenture used in issuing the original notes.

Exchange Offer	We are offering to exchange up to $2.75 billion in aggregate principal amount of our exchange notes that have been registered under the Securities Act for an equal aggregate principal amount of our original notes. You may exchange your 2018 original notes for 2018 exchange notes, your 2020 original notes for 2020 exchange notes, your 2025 original notes for 2025 exchange notes and your 2045 original notes for 2045 exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 12, 2016, which we refer to as the “Expiration Date,” unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. If we do extend it, however, we may extend the exchange offer in relation to one or more series of the original notes without extending it in relation to any other series. We will issue the exchange notes on the Expiration Date or promptly after that date. A tender of original notes pursuant to this exchange offer may be withdrawn at any time prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of original notes being submitted for exchange. Please see “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Original Notes	All of the original notes are held in book-entry form through the facilities of The Depository Trust Company (the “Depository”). To participate in the exchange offer, you must follow the Automated Tender Offer Program (“ATOP”) procedures established by the Depository for tendering original notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date, a computer-generated message known as an “Agent’s Message” that is transmitted through ATOP and that the Depository confirm that:

•	the Depository has received instructions to exchange your original notes; and

•	you agree to be bound by the terms of the letter of transmittal.

By using the ATOP procedures and thus binding yourself to the terms of the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Special Procedures for Beneficial Owners	Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer. If you wish to tender on your own behalf, you must, before instructing such nominee to tender and deliver original notes on your behalf, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	None.

Acceptance of Original Notes and Delivery of Exchange Notes	If you comply with the procedures of the exchange offer we will accept for exchange any and all original notes that are properly tendered in the exchange offer and not validly withdrawn prior to the Expiration Date. The exchange notes will be delivered promptly after the Expiration Date.

Withdrawal; Non-Acceptance	You may withdraw any original notes tendered in the exchange offer by sending a notice of withdrawal to the exchange agent using the ATOP procedures at any time prior to the Expiration Date. Any withdrawn original notes will be credited to the tendering holders’ account at the Depository. For further information regarding the withdrawal of tendered original notes, please see “The Exchange Offer—Withdrawal of Tenders.” If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, or because of our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. For further information regarding conditions to the exchange offer, please see “The Exchange Offer—Conditions to the Exchange Offer.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange offer.

Certain United States Federal Income Tax Considerations	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all expenses incident to the exchange offer. Please see “The Exchange Offer—Fees and Expenses” for more information regarding payment of fees and expenses related to the exchange offer.

Exchange Agent; Paying Agent and Registrar	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer and will initially act as paying agent and registrar for the exchange notes. U.S. Bank National Association also serves as trustee under the indenture governing the notes. You can find the address and telephone number of the exchange agent elsewhere in this prospectus under the caption “The Exchange Offer—Exchange Agent.”

Not Exchanging Your Original Notes	If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights or the additional interest provisions related thereto. See “The Exchange Offer—Consequences of Failure to Exchange.” In addition, while your original notes will continue to accrue interest until maturity in accordance with the terms of the original notes, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to, and we do not intend to, register your original notes. As a result of such restrictions, and the availability of registered exchange notes, your original notes are likely to be a much less liquid security than before.

Additional Documentation; Further Information; Assistance	Any questions of requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent.

Terms of the Exchange Notes

The terms of the exchange notes of each series and those of the outstanding original notes of the same series are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes will be governed by the same indenture. The brief summary below describes the principal terms of the exchange notes. Some of the terms described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms of the exchange notes.

Issuer	Columbia Pipeline Group, Inc.

Guarantors	CEG, Columbia OpCo and OpCo GP (collectively, the “Guarantors”).

Exchange Notes Offered	We are offering up to $2.75 billion aggregate principal amount of notes registered under the Securities Act of the following series:

•	$500,000,000 aggregate principal amount of 2.45% senior notes due 2018;

•	$750,000,000 aggregate principal amount of 3.30% senior notes due 2020;

•	$1,000,000,000 aggregate principal amount of 4.50% senior notes due 2025; and

•	$500,000,000 aggregate principal amount of 5.80% senior notes due 2045.

Maturity Date	The 2018 exchange notes will mature on June 1, 2018, the 2020 exchange notes will mature on June 1, 2020, the 2025 exchange notes will mature on June 1, 2025 and the 2045 exchange notes will mature on June 1, 2045.

Interest	The 2018 exchange notes will bear interest at a rate of 2.45% per annum, the 2020 exchange notes will bear interest at a rate of 3.30% per annum, the 2025 exchange notes will bear interest at a rate of 4.50% per annum and the 2045 exchange notes will bear interest at a rate of 5.80% per annum, in each case from December 1, 2015, the latest interest payment date on the original notes.

Interest Payment Dates	Interest on the exchange notes of each series will be paid semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016.

Guarantees

Initially, the Guarantors, which are our subsidiaries that guarantee our $1.5 billion senior revolving credit facility (the “CPG Credit Facility”), will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the exchanges notes and any other obligations of ours under the exchanges notes when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if we are unable to satisfy these obligations. The guarantees are subject to release in certain circumstances. See “Description of the Exchange Notes—Covenants— Guarantee” and “Description of the Exchange Notes—Guarantee.”

Ranking	The exchange notes will:

•	be unsecured;

•	be effectively junior in right of payment to any of our future secured indebtedness;

•	rank equally in right of payment with any of our existing and future unsubordinated indebtedness; and

•	be senior in right of payment to any of our future subordinated indebtedness.

Each guarantee of our obligations under the exchange notes will be a direct, unsecured and unsubordinated obligation of the guarantor and will have the same ranking with respect to indebtedness of that Guarantor as the exchange notes will have with respect to our indebtedness. See “Description of the Exchange Notes—Guarantee.”

Optional Redemption

We may elect to redeem any or all of the notes of any series at any time and from time to rime prior to maturity, in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If we elect to redeem the 2018 notes prior to the maturity date, we will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points. If we elect to redeem the 2020 notes prior to May 1, 2020 (one month prior to the maturity date), the 2025 notes prior to March 1, 2025 (three months prior to the maturity date), or the 2045 notes prior to December 1, 2044 (six months prior to the maturity date), each of which dates we refer to as a “Par Call Date,” we will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points in the case of the 2020 notes, plus 35 basis points in the case of the 2025 notes and plus 45 basis points in the case of the 2045 notes. If we elect to redeem the 2020 notes, the 2025 notes or the 2045 notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed. For any optional redemption, we will also pay accrued and unpaid interest to the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer	If a Change of Control Triggering event as described herein occurs, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes—Change of Control Offer.”

Covenants	The indenture governing the notes limits our ability to incur liens, to enter into sale and lease-back transactions and to enter into mergers, consolidations or transfers of all or substantially all of our assets. These covenants are subject to a number of important qualifications and limitations. See “Description of the Exchange Notes—Covenants.”

No Prior Market	Each series of the exchange notes will be a new issue of securities with no established trading market. Although the exchange notes will be registered under the Securities Act, they will not be listed on any securities exchange. We cannot assure you that any market for the exchange notes will develop or, if one does develop, that it will be liquid. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. As a result, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for the Depository. Beneficial interests in the exchange notes will be evidenced by, and transfers will be effected only through, records maintained by Depository participants.

Form and Denomination	The notes are issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should consider carefully all the information included and incorporated by reference in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus, before deciding whether to participate in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below and incorporated by reference in this prospectus before deciding to exchange your original notes for exchange notes pursuant to this exchange offer. The risks described below or in the documents incorporated by reference are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading prices of the exchange notes could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in the documents incorporated by reference.

Risks Related to the Exchange Offer

If you do not exchange your original notes, you may have difficulty transferring them at a later time.

Original notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration. If you do not participate in the exchange offer, your original notes will continue to be subject to the restrictions on transfer described in the offering memorandum distributed in connection with the private placement of the original notes. Accordingly, you would need to comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds original notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any original notes are not tendered in the exchange or are tendered but not accepted, the trading market for such original notes could be negatively affected due to the limited amount of original notes expected to remain outstanding following the completion of the exchange offer.

If you wish to tender your original notes for related exchange notes, you must comply with the requirements described in this prospectus.

We will issue the exchange notes for the related original notes only if you properly tender the original notes before the Expiration Date in the manner set forth in this prospectus. Neither we nor the exchange agent has any duty to give you notice of defects or irregularities with respect to tenders of original notes for exchange.

If you are the beneficial owner of original notes that are held through a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such original notes in the exchange offer, you should promptly contact and instruct that person to tender on your behalf.

Your ability to sell the exchange notes may be limited by the absence of a trading market.

The exchange notes will constitute a new issue of securities with no established trading market. Although the exchange notes will be registered under the Securities Act, they will not be listed on any securities exchange. We cannot assure you that any market for the exchange notes will develop or, if one does develop, that it will be liquid. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. As a result, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against this liability.

Risks Related to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium (if any), and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

If we are unable to comply with the restrictions and covenants in the agreements governing our notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the notes.

If we are unable to comply with the restrictions and covenants in the indenture governing our notes or in current or future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our revolving credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our revolving credit facility and the indenture governing the notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Although the notes are designated as “Senior,” your right to receive payment on the notes and the guarantees are unsecured and effectively subordinated to any of our or the Guarantors’ future secured debt, to the extent of the value of the collateral therefor. Additionally, your rights are structurally subordinated to future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes are general senior unsecured obligations and therefore are effectively subordinated to our future secured indebtedness, to the extent of the value of the collateral therefor. The guarantees are general senior unsecured obligations of each Guarantor and therefore are effectively subordinated to future secured indebtedness of the Guarantors, to the extent of the collateral therefor. If we default on the notes or certain other indebtedness, or become bankrupt, liquidate or reorganize, any secured creditors could use the value of the collateral securing that debt to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the notes. The guarantees of the notes have a similar ranking with respect to any future secured indebtedness of the Guarantors as the notes have with respect to any of our future secured indebtedness.

The notes are also structurally subordinated to any indebtedness and other liabilities of our non-guarantor subsidiaries.

As of December 31, 2015, we had no outstanding borrowings and $18.1 million in letters of credit under the CPG Credit Facility and CPPL had $15.0 million in outstanding borrowings and issued no letters of credit under its $500 million revolving credit facility (the “CPPL Credit Facility). As of December 31, 2015, we had no promissory notes outstanding under our commercial paper program.

We could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect its capital structure or credit ratings, or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, refinancing, recapitalization or other highly-leveraged transactions. As a result we may enter into a transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, whether:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Each Guarantor’s guarantee of the notes could be voided or subordinated by federal bankruptcy law or comparable state law provisions.

Our obligations under the notes are guaranteed by the Guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, each Guarantor’s guarantee could be voided, or claims in respect of such guarantee could be subordinated to all other debts of such Guarantor if, among other things, such Guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor or to a fund for the benefit of the creditors of the Guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not each Guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of each guarantee of the notes would not be voided or each guarantee of the notes would not be subordinated to each Guarantor’s other debt.

If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration.

A court could thus void the obligations under each guarantee or subordinate each guarantee to each Guarantor’s other debt or take other action detrimental to holders of the notes.

We may not have sufficient funds to purchase the notes upon a Change of Control Triggering Event as required by the indenture governing the notes. The Change of Control Offer covenant provides limited protection.

Holders of the notes may require us to purchase their notes upon a “Change of Control Triggering Event” as defined under “Description of the Exchange Notes—Change of Control Offer.” The CPG Credit Facility provides that the occurrence of certain change of control events with respect to us would constitute a default thereunder, which would permit the lenders under the CPG Credit Facility to accelerate the maturity of such indebtedness. The CPPL Credit Facility contains a similar provision. If such acceleration occurred, then we would be obligated to repay amounts outstanding under such indebtedness. Any future credit agreements or agreements relating to other indebtedness to which we become a party may contain similar provisions. No assurance can be given that we would have sufficient funds to repurchase all of the notes and to repay all other indebtedness that may be required to be repaid in the event of a Change of Control Triggering Event.

The Change of Control Offer covenant is a result of negotiations between us and the initial purchasers of the original notes and is limited to the transactions specified in “Description of the Exchange Notes—Change of Control Offer.” We have no current intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, which would not constitute a Change of Control Triggering Event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or our credit ratings.

We are a holding company and depend on dividends and other distributions from our subsidiaries.

We conduct substantially all our operations through subsidiaries, and those subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including any payments required to be made under the notes. The Guarantors do not own any operating assets; rather, they conduct a substantial portion of their operations through subsidiaries. Accordingly, contractual provisions or laws, as well as their own subsidiaries’ financial condition and operating requirements, may limit the ability of the Guarantors to meet their obligations under their various guarantees, including their guarantee of the notes. Our non-guarantor subsidiaries and the Guarantors are legally distinct and may have no obligations to pay amounts due on our indebtedness or the Guarantors’ indebtedness, or to make funds available for such payment. In addition, our non-guarantor subsidiaries and the Guarantors are permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us and the Guarantors. The agreements governing current and future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A Change of Control Triggering Event, as defined below under “Description of the Exchange Notes—Change of Control Offer,” will require us to make an offer to repurchase all outstanding notes. The definition of such term includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all our assets and the assets of our subsidiaries may be uncertain.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you acquired notes and market interest rates increase, the market value of your notes may decline. We cannot predict future levels of market interest rates.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, which could include us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Our debt (including the notes) currently has an investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold, or sell the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

The Guarantors may be released from their guarantees upon the occurrence of certain events.

The guarantees of the notes may be released under certain circumstances described under “Description of the Exchange Notes—Guarantee.” If any guarantee is released, no holder of the notes will have a claim as a creditor against that Guarantor and the indebtedness and other liabilities, whether secured or unsecured, of that former Guarantor will be effectively senior to the claim of any holder of the notes.

Risks Relating to the Proposed Merger with TransCanada

The occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement could have a material adverse effect on us.

As described in the following risk factor, we could experience certain consequences related to the termination of the Merger Agreement and failure to consummate the Merger. In addition, pursuant to the terms of the Merger Agreement, if the Merger Agreement is terminated under certain circumstances a termination payment of $309 million will be payable by us to Parent. Further, upon termination of the Merger Agreement as a result of the failure to obtain the approval of our stockholders, we have agreed to reimburse Parent and its affiliates up to $40 million in respect of its documented out-of-pocket transaction-related expenses. There can be no assurance that approval of our stockholders will be obtained or that the Merger Agreement will not otherwise be terminated under the circumstances triggering these obligations. If triggered, payment of these fees and costs will negatively impact our results of operations, financial condition and cash flows and such impact will be over and above the consequences described below related to the failure to consummate the Merger.

The proposed Merger may not be consummated or may not be consummated in the timeframe or manner currently anticipated, which could have a material adverse effect on us.

The proposed Merger is subject to various closing conditions such as the approval of our stockholders, antitrust approval in the US, and clearance of the Merger (to the extent described in the Merger Agreement) by the Committee on Foreign Investment in the United States (CFIUS), among other customary closing conditions. It is possible that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger. If any condition to the closing of the Merger is not satisfied or, if permissible, waived, the Merger will not be completed. In addition, satisfying the conditions to the closing of the Merger may take longer than we expect. There can be no assurance that any of the conditions to closing will be satisfied or waived or that other events will not intervene to delay or result in the failure to consummate the Merger.

On March 30, 2016, a purported stockholder of CPG filed an action relating to the Merger on behalf of a putative class of CPG stockholders in the Court of Chancery of the State of Delaware, captioned Vann v. Columbia Pipeline Group, Inc., et al. No. 12152. The action names as defendants CPG, the members of our board of directors, Merger Sub, Parent, US Parent and TransCanada. The complaint alleges that members of our board of directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger following an inadequate sale process and at an unfair price, and that our board of directors, the management of CPG and/or CPG’s largest stockholder had a conflict of interest in respect of the proposed Merger as a result of their substantial stockholdings in CPG. The complaint also alleges that Merger Sub, Parent, US Parent and TransCanada aided and abetted those purported breaches of duty by our board of directors. The action seeks, among other forms of relief, an order enjoining the Merger, rescinding the Merger Agreement to the extent it has already been implemented, and awarding attorneys’ fees and costs. In addition, other lawsuits may be brought against us related to the proposed Merger. If this action or similar actions that may be brought are successful, the Merger could be delayed or prevented.

If the Merger is not completed for any reason, investor confidence could decline. Further, we have expended, and continue to expend, significant management resources in an effort to complete the Merger. We also are, and will become, obligated to pay certain professional fees and related expenses in connection with the negotiation of the Merger Agreement and performance thereunder, whether or not the Merger is completed, and these expenses will impact our results of operations. If the Merger is not completed, we will have incurred these costs, including the diversion of management resources, for which we will have received little or no benefit.

Further, any delay in closing or a failure to close the Merger could exacerbate any negative impact on our business and our relationships with our customers, suppliers, joint venture partners, other parties with which we maintain business relationships, or employees as described in the risk factors below, as well as negatively impact our ability to implement alternative business plans.

Our management’s attention from our ongoing business operations may be disrupted due to the proposed Merger.

We have expended, and continue to expend, significant management resources in an effort to complete the Merger. Management’s attention may be diverted away from the day-to-day operations of our business and execution of our existing business plan in our efforts to complete the Merger. This diversion of management resources could disrupt operations and have an adverse effect on our operating results and business.

The announcement of the proposed Merger could disrupt our relationships with our customers, suppliers, joint venture partners and others, as well as our operating results and business generally.

Whether or not the Merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the Merger on our business include the following:

•	our employees may experience uncertainty about their future roles, which might adversely affect our ability to retain and hire key personnel and other employees;

•	customers, suppliers, joint venture partners and other parties with which we maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us or fail to extend an existing relationship with us; and

•	we have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger; these costs will impact our results of operations regardless of whether or not the Merger is consummated.

Further, the Merger Agreement restricts us from taking certain actions without Parent’s consent while the Merger is pending. These restrictions may, among other matters, prevent us from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits or outside certain agreed circumstances, incurring certain indebtedness or making certain other changes to our business pending the closing of the Merger. These restrictions could have an adverse effect on our business, financial condition and results of operations.

THE EXCHANGE OFFER

We sold the original notes on May 22, 2015 pursuant to the purchase agreement, dated as of May 19, 2015, by and among us, the Guarantors and the initial purchasers named therein. The original notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the original notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the original notes are subject to transfer restrictions. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to use our reasonable best efforts to file an exchange offer registration statement after the closing date following the offering of the original notes, and we have satisfied that obligation. Now, to satisfy our other obligations under the registration rights agreement, we are offering holders of the original notes who are able to make certain representations described below the opportunity to exchange their original notes for the exchange notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days. During the exchange offer period, we will exchange the exchange notes for all original notes properly surrendered and not withdrawn before the Expiration Date. The exchange notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the original notes will not apply to the exchange notes.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such holder meets the following conditions:

•	such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

•	such holder is not our “affiliate”; and

•	such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder required to comply with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. See “Plan of Distribution.” Each broker-dealer that receives exchange notes in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Consequences of Failure to Exchange

Original notes that are not exchanged for exchange notes in the exchange offer will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Original notes will remain outstanding and will continue to accrue interest, but holders of such original notes will not be able to require us to register them under the Securities Act. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred except:

(1)	to us, upon redemption thereof or otherwise;

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A;

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act;

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

(5)	in reliance on another exemption from the registration requirements of the Securities Act; or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar or any co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar and any co-registrar.

To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected following completion of the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all original notes validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue the relevant series of exchange notes in principal amount equal to the principal amount of the relevant series of original notes surrendered in the exchange offer. The exchange notes will accrue interest on the same terms as the relevant series of original notes; however, holders of the original notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the original notes will become obligations under the exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the relevant series of original notes, except that:

•	the exchange notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act; and

•	except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

As of the date of this prospectus, $2.75 billion in aggregate principal amount of the original notes are outstanding. The exchange notes will evidence the same debt as the relevant series of original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

The term “holder,” as used in this section of the prospectus, means those Depository participants in whose name interests in the global notes are credited on the books of the Depository, and those persons who hold interests through such Depository participants. The term “original notes,” as used in this prospectus, means such interests in the global notes.

Holders of the original notes do not have any appraisal or dissenter’s rights under state law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the registration rights agreement, Securities Act, the Exchange Act, and the SEC’s rules and regulations thereunder.

The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly following the Expiration Date. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Such non-exchanged original notes will be credited to an account maintained by the Depository. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on May 12, 2016 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration

Date” shall mean the latest date and time to which the exchange offer is extended. We may extend the exchange offer in relation to one or more series of the original notes, without extending it in relation to any other series.

If we extend the exchange offer, we will notify the exchange agent and each registered holder of original notes of the affected series of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

We reserve the right, in our sole discretion,

•	to extend the exchange offer in relation to any or all series of original notes;

•	to delay accepting any original notes;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent and each registered holder of original notes of the affected series.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the relevant series of original notes: The 2018 exchange notes will bear interest at a rate of 2.45% per annum, the 2020 exchange notes will bear interest at a rate of 3.30% per annum, the 2025 exchange notes will bear interest at a rate of 4.50% per annum and the 2045 exchange notes will bear interest at a rate of 5.80% per annum, in each case from December 1, 2015, the latest interest payment date on the original notes. Interest on the exchange notes of each series will be paid semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016.

Procedures for Tendering Original Notes

To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below.

Tenders of Original Notes; Book-Entry Delivery Procedure

All of the original notes are held in book-entry form and are currently represented by global notes registered in the name of Cede & Co., the nominee of the Depository. We have confirmed with the Depository that the original notes may be tendered using the ATOP procedures.

The exchange agent will establish an account with respect to the original notes at the Depository for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Depository that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing the Depository to transfer such original notes into the exchange agent’s account in accordance with the Depository’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at the Depository is referred to as a “Book-Entry Confirmation.” In addition, Depository participants must transmit their acceptance using ATOP procedures before the Expiration Date, for which the exchange offer is eligible, and the Depository will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

An Agent’s Message is transmitted by the Depository to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that the Depository has received instructions from the participant to tender the original notes and that such participant expressly acknowledged and agreed to be bound by the terms of the letter of transmittal and the representations in the letter of transmittal, and that we may enforce such agreement against such participant.

In order to validly tender the original notes in the exchange offer, the exchange agent must receive, prior to the Expiration Date, an Agent’s Message under the ATOP procedures that confirms that:

•	the Depository has received your instructions to tender your original notes; and

•	you agree to be bound by the terms of the letter of transmittal.

The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder’s acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of business;

•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or our subsidiary guarantors or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for the original notes, you acquired those original notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes.

The delivery of original notes through the Depository and any Agent’s Message transmitted through ATOP is at the election and risk of the persons tendering original notes. Delivery of documents to the Depository does not constitute delivery to the exchange agent. You must allow sufficient time for completion of the ATOP procedures during normal business hours of the Depository. Tender and delivery will be deemed made only when actually received by the exchange agent. Holders should be aware that the Depository may have deadlines earlier than the Expiration Date for the exchange offer. Accordingly, holders of original notes wishing to participate in the exchange offer are urged to contact the Depository as soon as possible.

Except as provided below, unless tender of the original notes is made in accordance with ATOP procedures prior to the Expiration Date, we may, at our option, reject the tender of such original notes as invalid and ineffective. The exchange of original notes for exchange notes will be made only against the tendered original notes and for the relevant series of the tendered original notes, which must be deposited with the exchange agent prior to the Expiration Date.

Tender of Original Notes Held Through a Nominee

If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. Such nominee cannot tender original notes on behalf of a holder of original notes without such holder’s instructions. Holders whose original notes are held by a bank, depository, broker, trust company or other nominee should be aware that such nominee may have deadlines earlier than the Expiration Date. Accordingly, such holders are urged to contact any such nominee through which they hold their original notes as soon as possible in order to learn of its applicable deadlines.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes may not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes tendered into the exchange agent’s account at the Depository that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, will be credited back to the account maintained by the applicable Depository participant with such book-entry transfer facility.

Withdrawal of Tenders

Tenders of original notes in the exchange offer may be withdrawn at any time prior to the Expiration Date by sending a notice of withdrawal to the exchange agent using the ATOP procedures. To be effective, any notice of withdrawal must specify the name and number of the account at the Depository to be credited with such withdrawn original notes and must otherwise comply with the ATOP procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be conclusive, final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under “—Procedures for Tendering Original Notes” at any time prior to the Expiration Date.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Issuance of Exchange Notes

We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is U.S. Bank National Association. In all cases, we will issue the relevant series of exchange notes for the series of original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives (i) a Book-Entry Confirmation of such original notes into the exchange agent’s account at the Depository; and (ii) a properly transmitted Agent’s Message. Such exchange notes will be issued promptly following the expiration or termination of the exchange offer.

Return of Original Notes

If any tendered original notes are not accepted for any reason described herein or if original notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those original notes will be returned, at our cost, to the exchange agent’s account at the Depository. Any such original notes will be credited to an account maintained with the Depository. These actions will occur promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer does not violate applicable law or any applicable interpretations of the staff of the SEC;

•	that no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer; and

•	the due tendering of original notes and the delivery to the exchange agent of an Agent’s Message.

If we determine that any of the conditions to the exchange offer are not satisfied in accordance with their terms, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	terminate the exchange offer;

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time the registration statement of which this prospectus forms a part has not been declared effective by the SEC, or if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any of those events we are required to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part be declared effective by the SEC and obtain the withdrawal of any stop order at the earliest possible moment, as applicable.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the original notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. The exchange agent, among other things, will not be (i) liable for any act or omission unless such act or omission constitutes its own gross negligence or willful misconduct and in no event will the exchange agent be liable to a security holder, us or any third party for special, punitive, indirect or consequential damages, including, but not limited to, lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer, (ii) obligated to take any legal action with respect to the exchange offer which might, in its judgment, involve any risk of expense, loss or liability, unless it will be furnished with indemnity satisfactory to it or (iii) liable or responsible for any statement contained in this prospectus. We will indemnify the exchange agent with respect to certain matters relating to the exchange offer.

You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or requests for other documents to the exchange agent as follows:

Delivery by First Class Mail:

U.S. Bank National Association

Attn: Specialized Finance

60 Livingston Avenue-EP-MN-WS2N

St. Paul, MN. 55107-2292

By Courier or Overnight Delivery:

U.S. Bank National Association

Attn: Specialized Finance

111 Fillmore Avenue

St. Paul, MN. 55107-1402

For Facsimile Transmission (eligible institutions only):

651-495-8158

Attn: Specialized Finance

Confirm via email: escrowexchangepayments@usbank.com

U.S. Bank National Association also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by email, telephone or in person by our or our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses. We will also pay other cash expenses to be incurred in connection with the exchange offer, including SEC registration fees, our accounting and legal fees, printing costs and related fees and expenses.

Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes, or if a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for the Exchange Offer

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized.

Other

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. In exchange for issuing the exchange notes as contemplated in this exchange offer, we will receive original notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except as described below under the heading “The Exchange Offer—Terms of the Exchange Offer.” The original notes tendered in exchange for the exchange notes will be retired and canceled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth historical ratios of earnings to fixed charges for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated and combined financial statements, including the notes to those statements.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	5.31x	7.57x	10.21x	12.49x	11.67x

DESCRIPTION OF THE EXCHANGE NOTES

We are offering up to $2,750,000,000 in aggregate principal amount of exchange notes, consisting of $500,000,000 aggregate principal amount of 2.45% Senior Notes due 2018 (the “2018 exchange notes”), $750,000,000 aggregate principal amount of 3.30% Senior Notes due 2020 (the “2020 exchange notes”), $1,000,000,000 aggregate principal amount of 4.50% Senior Notes due 2025 (the “2025 exchange notes”) and $500,000,000 aggregate principal amount of 5.80% Senior Notes due 2045 (the “2045 exchange notes” and, together with the 2018 exchange notes, the 2020 exchange notes and the 2025 exchange notes, the “exchange notes”) for any and all original notes of the corresponding series. The original notes and the exchange notes are referred to collectively in this description as the “Notes.” Currently, the Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Guarantors under an indenture (the “indenture”) dated as of May 22, 2015, among us, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”). The 2018 Notes, the 2020 Notes, the 2025 Notes and the 2045 Notes each constitute a separate series.

The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Following the exchange offer, we may issue additional Notes of any series (the “additional Notes”) from time to time without notice or the consent of holders of the Notes. The original notes and the exchange notes of each series and any additional Notes of that series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions. Except as otherwise specified herein, all references to the “Notes” of any series include any additional Notes of that series.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes, the guarantees and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of our obligations, the obligations of the Guarantors and your rights.

Ranking

Each series of the exchange notes, like each series of the original notes, will:

•	be unsecured,

•	be effectively junior in right of payment to any of our future secured indebtedness,

•	rank equally in right of payment with all of our existing and future unsubordinated indebtedness, including our indebtedness under the CPG Credit Facility, and

•	be senior in right of payment to any of our future subordinated indebtedness.

Currently, the Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Guarantors. Each guarantee of our obligations under the Notes is a direct, unsecured and unsubordinated obligation of the applicable Guarantor and has the same ranking with respect to indebtedness of such Guarantor as the Notes have with respect to our indebtedness.

Interest

Interest on the 2018 exchange notes will begin to accrue on December 1, 2015, at the rate of 2.45% per annum. Interest on the 2020 exchange notes will begin to accrue on December 1, 2015, at the rate of 3.30% per annum. Interest on the 2025 exchange notes will begin to accrue on December 1, 2015, at the rate of 4.50% per annum. Interest on the 2045 exchange notes will begin to accrue on December 1, 2015, at the rate of 5.80% per annum.

Interest on the Notes of each series is payable semi-annually on June 1 and December 1 of each year, with the next payment being due on June 1, 2016, to the persons in whose names such Notes are registered at the close of business on the preceding May 15 and November 15, respectively. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on any Notes issued in certificated form (“Certificated Notes”) at the office or agency we designate in The City of New York, except that we may pay interest on any Certificated Notes either at the corporate trust office of the trustee in The City of New York or, at our option, by check mailed to holders of the Notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any Certificated Notes has given wire transfer instructions in accordance with the indenture, we will make all payments on those Notes by wire transfer.

We have initially designated the trustee, at its corporate trust office in The City of New York, to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and we or any of our subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest on, any Note in global form registered in the name of or held by the Depository or its nominee in immediately available funds to the Depository or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge or other fee required by law. We will not be required to transfer or exchange any Note selected for redemption. Also, we will not be required to transfer or exchange any Note for a period of 15 days before sending a notice of redemption.

The registered holder of a Note will be treated as the owner of it for all purposes.

Guarantee

Currently, our subsidiaries that guarantee the CPG Credit Facility (CEG, OpCo GP and Columbia OpCo) also fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and any other obligations of ours under the Notes when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if we are unable to satisfy these obligations. In the future, if our other Subsidiaries become guarantors or co-obligors of our Funded Debt (as defined below), then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the Notes in accordance with the indenture and subject to release provisions described below. Each future Guarantor would execute a supplement to the indenture to effect its guarantee.

The indenture provides that upon a default in payment of principal or any premium or interest on a Note, the holder of the Note may institute legal proceedings directly against any or all of the Guarantors to enforce the guarantee without first proceeding against us. The obligations of each Guarantor under its guarantee of the Notes are limited to the maximum amount that will not result in the obligations of any Guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of such Guarantor; and

•	any collection from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guarantee.

“Funded Debt” means all Debt (as defined below) maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, and “Debt” means any obligation created or assumed for the repayment of borrowed money and any guarantee thereof.

The guarantee of any Guarantor may be released under certain circumstances. If we discharge or defease our obligations with respect to the Notes of any series as described under “—Discharge, Legal Defeasance and Covenant Defeasance,” then any guarantee will be released with respect to that series. Further, if no event of default has occurred and is continuing under the indenture, a Guarantor will be automatically and unconditionally released and discharged from its guarantee:

•	at any time after June 1, 2018, upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership, limited liability or other equity interests in the Guarantor; provided, however, that the foregoing shall not be prohibited, prior to June 1, 2018, upon delivery of notice by us to the trustee that such sale, exchange or transfer shall have been consummated in accordance with and permitted by, or waived pursuant to, the conditions set forth in the CPG Credit Facility or such Funded Debt that is in existence at such time;

•	upon the merger of the Guarantor into us or any other Guarantor or the liquidation and dissolution of the Guarantor; or

•	at any time after June 1, 2018 and following delivery of notice by us to the trustee, upon release of all guarantees or other obligations of the Guarantor with respect to any Funded Debt of ours, except the Notes.

If at any time after June 1, 2018 and following any release of a Guarantor from its initial guarantee of the Notes pursuant to the third bullet point in the preceding paragraph, the Guarantor again guarantees or co-issues any of our Funded Debt (other than our obligations under the indenture), then we will cause the Guarantor to again guarantee the Notes in accordance with the indenture.

Optional Redemption

Prior to the maturity date, the 2018 Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the Notes of such series to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes of such series to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, plus 25 basis points;

plus, in either case, accrued and unpaid interest to the date of redemption.

Prior to the applicable Par Call Date, the 2020 Notes, the 2025 Notes and the 2045 Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the Notes of such series to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes of such series to be redeemed that would be due if such Notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, plus 30 basis points in the case of the 2020 Notes, plus 35 basis points in the case of the 2025 Notes and plus 45 basis points in the case of the 2045 Notes;

plus, in any case, accrued and unpaid interest to the date of redemption.

On or after the applicable Par Call Date, the 2020 Notes, the 2025 Notes and the 2045 Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means, in the case of the 2018 Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2018 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Notes of such series. “Comparable Treasury Issue” means, in the case of the 2020 Notes, the 2025 Notes and the 2045 Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of the applicable series to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and as determined by the Independent Investment Banker, (i) the average of the Reference Treasury Dealer Quotations obtained by the Independent Investment Banker for the redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. or Scotia Capital (USA) Inc. (and their respective successors), or, if each of such firms is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Par Call Date” means May 1, 2020 (one month prior to the maturity date) in the case of the 2020 Notes, March 1, 2025 (three months prior to the maturity date) in the case of the 2025 Notes and December 1, 2044 (six months prior to the maturity date) in the case of the 2045 Notes.

“Primary Treasury Dealer” means any primary U.S. Government securities dealer in the United States.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and a Primary Treasury Dealer selected by Mitsubishi UFJ Securities (USA), Inc. and any other Primary Treasury Dealer designated by, and not affiliated with, J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc., or their respective successors, provided, however, that if any of the foregoing, or any of their respective designees, ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes of a series, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity (computed by the Independent Investment Banker as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

We will deliver notice of redemption at least 20 days but not more than 60 days before the applicable redemption date to each holder of the Notes to be redeemed. If we elect to redeem the Notes in part, the trustee will select the Notes to be redeemed in a fair and appropriate manner (or, in the case of Notes evidenced by global notes, in accordance with the Depository’s applicable procedures).

Notes called for redemption will be redeemed in principal amounts of $2,000 or any integral multiple of $1,000 in excess of $2,000. Upon the payment of the redemption price, premium, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Notes called for redemption.

Once a notice of redemption is given in accordance with the indenture, the Notes called for redemption become due and payable on the applicable redemption date.

Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event with respect to a series of the Notes (as defined below), each holder of Notes of that series will have the right to require us to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), unless we have exercised our right to redeem the Notes of that series as described under “—Optional Redemption.”

“Change of Control” means the occurrence of any one of the following:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our Subsidiaries or a combination thereof or a Person controlled by us or one or more of our Subsidiaries or a combination thereof; or

(b) the consummation of any transaction (including without limitation, any merger, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than any Subsidiary) becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a “Change of Control” under clause (b) above if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of our Voting Stock immediately prior to such transaction or (B) immediately following such transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means, with respect to any series of Notes, the ratings of the Notes of such series are lowered by at least two of the three Rating Agencies and the Notes of such series cease to be rated Investment Grade by at least two of the three Rating Agencies in any case on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period will be extended for so long as the rating of the Notes of such series is under publicly announced consideration for a possible downgrade as a result of the Change of Control by any of the Rating Agencies).

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

Within 60 days following the date upon which the Change of Control Triggering Event with respect to a series of Notes has occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the Notes of that series as described under “—Optional Redemption,” we will send a notice (a “Change of Control Offer”) to each holder of Notes of such series with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:

(1) that a Change of Control Triggering Event with respect to Notes of such series has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control and (ii) on the date of the Change of Control, if such notice is sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the “Change of Control Payment Date”); and

(4) the instructions that a holder must follow in order to have its Notes purchased.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the Depository, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The CPG Credit Facility provides that the occurrence of certain change of control events with respect to CPG would constitute a default thereunder, which would permit the lenders under the CPG Credit Facility to accelerate the maturity of such indebtedness. If such acceleration occurred, then CPG would be obligated to repay amounts outstanding under such indebtedness. Any future credit agreements or agreements relating to other indebtedness to which CPG becomes a party may contain similar provisions. No assurance can be given that CPG would have sufficient funds to repurchase or repay all the Notes and other indebtedness that may be required to be repurchased or repaid in the event of a Change of Control Triggering Event.

We may make a Change of Control Offer in advance of a Change of Control and the Change of Control Payment Date, and our Change of Control Offer may be conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of a series validly tender and do not withdraw the Notes of such series in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described below, purchases all of the Notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms described in this offering memorandum, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another person may be uncertain.

Associated definitions

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of such term under the Exchange Act.

“Subsidiaries” is defined below under “—Covenants—Definitions.”

“Voting Stock” of any specified Person as of any date means the Capital Stock (as defined below) of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Several additional definitions of terms in this “Change of Control Offer” section of this offering memorandum are set forth under “—Covenants—Definitions.”

Covenants

Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Limitation on Liens

While any of the Notes remains outstanding, we will not, and will not permit any of our Principal Subsidiaries (as defined below) to, create, or permit to be created or to exist, any Lien (as defined below) of any kind upon any Principal Property (as defined below) of ours or any of our Principal Subsidiaries, or upon any equity interests of any Principal Subsidiary, whether such Principal Property is, or equity interests are, owned on or acquired after the date of the indenture, to secure any Debt of the Company or any other Person, unless the Notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:

(1)	purchase money mortgages, or other purchase money Liens of any kind upon property acquired by us or any Principal Subsidiary after the date of the indenture, or Liens of any kind existing on any property or any equity interests at the time of the acquisition thereof (including Liens that exist on any property or any equity interests of a Person that is consolidated with or merged with or into us or any Principal Subsidiary or that transfers or leases all or substantially all of its properties or assets to us or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the indenture, so long as no such Lien shall extend to or cover any other property of ours or such Principal Subsidiary;

(2)	Liens upon any property of ours or any Principal Subsidiary or any equity interests of any Principal Subsidiary existing as of the date of the initial issuance of the Notes or upon the property or any equity interests of any Person, which Liens existed at the time such Person became a Subsidiary of us;

(3)	pledges or deposits to secure: (a) any governmental charges or levies; (b) obligations under workers’ compensation laws, unemployment insurance and other social security legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which we or any Principal Subsidiary is a party; (d) public or statutory obligations of ours or any Principal Subsidiary; and (e) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof;

(4)	Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which we or any Principal Subsidiary has not exhausted its appellate rights;

(5)	Liens on deposits required by any Person with whom we or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies or practices or otherwise approved by our board of directors or a committee thereof and Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business;

(6)	easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of us and our Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(7)	Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(8)

Liens of any kind upon any property acquired, constructed, developed or improved by us or any Principal Subsidiary (whether alone or in association with others) after the date of the indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by us or any Principal Subsidiary other than theretofore unimproved real property;

(9)	Liens in favor of us, one or more Principal Subsidiaries, one or more Guarantors or any of the foregoing in combination;

(10)	the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

(11)	any Lien not excepted by the foregoing clauses; provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of ours or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with the amount of all Attributable Debt (as defined below) in respect of Sale-Leaseback Transactions (as defined below) incurred under the exception in clause (2) below and existing at such time, shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets (as defined below) for the fiscal quarter or fiscal year, as applicable, that was most recently completed prior to the creation or assumption of such Lien.

Limitations on Sale-Leaseback Transactions

While the Notes remain outstanding, we will not, and will not permit any of our Principal Subsidiaries to, engage in a Sale-Leaseback Transaction, unless:

(1)	the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and we have elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below);

(2)	we or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the Attributable Debt with respect to such Sale-Leaseback Transaction without equally and ratably securing the Notes; or

(3)	we or such Principal Subsidiary, within a 270-day period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of us or any of our Subsidiaries or (b) investment in another Principal Property.

Commission Reports; Financial Information

So long as any Notes are outstanding, we will file with the trustee copies, within 15 days after we are required to file the same with the Commission, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, or, if we are not required to file information, documents or reports pursuant to either of such sections, then to file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports, if any, which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Consolidation, Merger, Conveyance or Transfer

We may not consolidate or amalgamate with or merge with or into any Person, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or a series of related transactions, unless:

•	Either: (a) we are the surviving Person in the case of a merger; or (b) the resulting, surviving or transferee Person if other than us (the “Successor Person”) is a partnership, limited liability company or corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and the Successor Person expressly assumes, by a supplement to the indenture satisfactory to the trustee, all our obligations under the indenture and the Notes;

•	Immediately after giving effect to the transaction or series of transactions (and treating any Debt that becomes an obligation of the Successor Person or any Subsidiary of the Successor Person as a result of such transaction or series of transactions as having been incurred by the Successor Person or such Subsidiary at the time of such transaction or series of transactions), no default or event of default would occur or be continuing; and

•	We deliver to the trustee an officer’s certificate and opinion of counsel, each stating that such consolidation, amalgamation, merger, sale, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) comply with the indenture.

Event Risk

Except for the limitations described above under the subsections “—Limitation on Liens” and “—Limitations on Sale-Leaseback Transactions,” neither the indenture, the guarantees nor the Notes will afford holders of the Notes protection in the event of a highly leveraged transaction involving either us or any Guarantor or will contain any restrictions on the amount of additional indebtedness that either we or any Guarantor may incur.

Definitions

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of us and our Subsidiaries after deducting therefrom (1) all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet and our Subsidiaries for the most recently completed fiscal quarter or fiscal year, as applicable, prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, security interest, pledge, charge or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, incorporated or unincorporated association, joint stock-company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility located in the United States of America or any territory or political subdivision thereof owned or leased by us or any of our Subsidiaries and used in transporting, distributing, terminalling, gathering, treating, processing, marketing or storing natural gas, natural gas liquids or other hydrocarbons, except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such pipeline or other plant or facility that, in the good faith opinion of our board of directors, as evidenced by resolutions of our board of directors, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Principal Subsidiary” means any of our Subsidiaries that owns or leases, directly or indirectly, a Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any Principal Subsidiary of any Principal Property to a Person (other than to us or a Principal Subsidiary) and the taking back by us or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” of any Person means: (1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, trustees or equivalent Persons thereof, is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or (2) in the case of a partnership, more than 50% of the partners’ equity interests, considering all partners’ equity interests as a single class, is at such time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. Initially, the MLP will not qualify as a Subsidiary of CPG for purposes of this definition.

Mandatory Redemption; Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with payments respect to the Notes.

Book-Entry; Delivery and Form

All original notes are currently held in book-entry form through the facilities of the Depository. The exchange notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof as described under “Book-Entry; Delivery and Form.” We will issue one or more global notes in denominations that together equal the total principal amount of the outstanding Notes of each series.

Modification of the Indenture

Amendments of the indenture and any series of Notes may be made by us, the Guarantors and the trustee with the consent of the holders of a majority in principal amount of the outstanding series of Notes affected thereby; provided, however, that no such amendment may, without the consent of the holder of each outstanding Note affected thereby:

•	extend the final maturity of the principal of such Notes;

•	reduce the principal amount of such Notes;

•	reduce the rate or extend the time of payment of interest, including default interest, on such Notes;

•	reduce any amount payable on redemption of any such Notes;

•	change the currency in which the principal of, premium, if any, or interest, on any such Notes is payable;

•	waive a continuing default or event of default in the payment of principal of or premium, if any, or interest on such Notes;

•	impair the right to institute suit for the enforcement of any payment on any such Notes when due; or

•	make any change in the percentage in principal amount of such series of Notes, the consent of the holders of which is required for any such amendment.

Without the consent of any holder of outstanding Notes, we, the Guarantors and the trustee may amend the indenture and the Notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of us or a Guarantor under the indenture;

•	provide for uncertificated Notes in addition to or in place of certificated Notes;

•	provide for the issuance of additional Notes in accordance with the indenture;

•	effect or maintain, or otherwise comply with the requirements of the Commission in connection with, the qualification of the indenture under the Trust Indenture Act;

•	secure all or any of the Notes of any series, to the extent otherwise permitted by the indenture;

•	add to the covenants of us or any Guarantor or events of default for the benefit of the holders or surrender any right or power conferred upon us or any Guarantor;

•	reflect the addition of a new Guarantor or release of any Guarantor from its guarantee of such series of Notes, in the manner provided in the indenture;

•	effect any provision of the indenture;

•	conform the text of the indenture or the Notes to the “Description of the Notes” set forth in the offering memorandum relating to the original notes to the extent such provision in the “Description of the Notes” was intended to be a verbatim, or substantially verbatim, recitation of a provision of the indenture or the Notes; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding Notes.

The holders of a majority in principal amount of the outstanding Notes of any series may, on behalf of the holders of all Notes of such series, waive compliance with any covenant or any past default under the indenture with respect to such Notes, except a default in the payment of the principal of, premium, if any, or interest on any Note of that series or in respect of a provision which under the indenture cannot be amended without the consent of the holder of each outstanding Note affected.

It is not necessary for the consent of the holders under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or waiver under the indenture requiring consent of the holders becomes effective, we will deliver to the holders and the trustee a notice briefly describing such amendment or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

In general, the indenture defines an event of default with respect to any series of Notes as being:

(1)	a default in payment of any principal or premium, if any, on such series of Notes, either at maturity, upon any redemption, by declaration or otherwise;

(2)	a default for 30 days in payment of any interest on such series of Notes;

(3)	a default for 90 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding Notes of such series in the observance or performance of any other covenant in the Notes of such series or the indenture;

(4)	an event of our or a Guarantor’s bankruptcy, insolvency or reorganization; or

(5)	the failure to keep each Guarantor’s full and unconditional guarantee of the Notes of such series in place, except as permitted by the indenture.

If an event of default (other than one described in clause (4) above) occurs and is continuing with respect to a series of Notes, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series may declare the principal of, premium, if any, and accrued and unpaid interest on those Notes to be due and payable immediately. If any event of default described in clause (4) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes will be automatically due and payable immediately, without any declaration, notice or other act on the part of the trustee or any holder. However, any time after an acceleration with respect to the Notes of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding Notes of that series may, under some circumstances, rescind and annul such acceleration. The majority-holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the Notes of that series.

The trustee will be entitled to receive reasonable indemnification satisfactory to it from the holders of the Notes before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default.

The holders of a majority in principal amount of the outstanding Notes of any series may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the trustee with respect to such series; or

•	the exercise of any trust or power conferred on the trustee with respect to such series.

This right of the holders of the Notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

In general, the holders of Notes of any series may institute an action against us, the Guarantors or any other obligor under the Notes only if the following four conditions are fulfilled:

•	the holder previously has given to the trustee written notice of default and the default continues;

•	the holders of at least 25% in principal amount of the Notes of such series then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity satisfactory to it;

•	the trustee has not instituted this action within 60 days of receipt of such request and the furnishing of such indemnity; and

•	the trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the Notes of that series then outstanding.

The above four conditions do not apply to actions by holders of the Notes against us, the Guarantors or any other obligor under the Notes for payment of principal of, premium, if any, or interest on or after the due date.

The indenture contains a covenant that we, the Guarantors and any other obligor under the Notes will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Legal Defeasance and Covenant Defeasance

We may discharge or defease our obligations under any series of Notes as set forth below.

Under terms specified in the indenture, we may discharge certain obligations to holders of the Notes of any series that have not already been delivered to the trustee for cancellation. The Notes of such series must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

We may discharge the Notes of any series by, among other things, irrevocably depositing an amount certified to be sufficient to pay at final maturity, or upon redemption, the principal, premium, if any, and interest on the Notes of such series. We may make the deposit in cash, U.S. Government Obligations, or a combination thereof, as defined in the indenture.

We may terminate all our obligations under the Notes of any series and the indenture (as it applies to such series) at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. This is referred to as “legal defeasance.” If we exercise our legal defeasance option with respect to a series of Notes, each guarantee in effect at such time will terminate with respect to that series.

Under terms specified in the indenture, we and the Guarantors may be released with respect to any outstanding Notes of any series from the obligations imposed by the sections of the indenture that contain the covenants described above limiting Liens, Sale-Leaseback Transactions and consolidations, mergers and dispositions of assets and that contain the covenants described above under “—Guarantee.” In that case, we and the Guarantors would no longer be required to comply with these sections without the creation of an event of default under such series of Notes. This is typically referred to as “covenant defeasance.” If we exercise our covenant defeasance option with respect to a series of Notes, each guarantee of such series of Notes in effect at such time will terminate. We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Legal defeasance or covenant defeasance with respect to a series of Notes may be effected by us only if, among other things:

•	we irrevocably deposit with the trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at final maturity or upon redemption the principal of, premium, if any, and interest on all outstanding Notes of such series; and

•	we deliver to the trustee an opinion of counsel to the effect that the holders of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our legal defeasance or covenant defeasance. This opinion must further state that these holders will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the indenture.

Concerning the Trustee

The trustee is one of a number of banks with which we and our affiliates maintain ordinary banking relationships.

Governing Law

The indenture, the Notes and the guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry System

General

The exchange notes of each series of Notes will initially be represented by one or more global notes in registered form without interest coupons (collectively, the “global notes”).

The global notes will be deposited upon issuance with the trustee as custodian for the Depository and registered in the name of the Depository’s nominee, in each case, for credit to an account of a direct or indirect participant of the Depository as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. Beneficial interests in the global notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See “—Depository Procedures—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of the Depository and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of the Depository, Euroclear and Clearstream are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor the trustee takes any responsibility for these operations and procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The Depository has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

The Depository has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, the Depository will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the Notes represented by the global notes who are Participants in the Depository’s system may hold their interests therein directly through the Depository. Investors in such Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are

Participants. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because the Depository can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the Depository’s system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of the nominee of the Depository will be payable to the nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the Guarantors and the trustee will treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither we, the Guarantors, the trustee, nor any agent of any of such parties have or will have any responsibility or liability for:

(1)	any aspect of the Depository’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of the Depository’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants.

The Depository has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless the Depository has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of us, the Depository, the trustee or the Guarantors. Neither we, the Guarantors nor the trustee will be liable for any delay by the Depository or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we, the Guarantors and the trustee may conclusively rely on and will be protected in conclusively relying on instructions from the Depository or its nominee for all purposes.

Transfers between Participants in the Depository will be effected in accordance with the Depository’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in the Depository, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository has advised us that it will take any action permitted to be taken by a holder of the Notes only at the direction of one or more Participants to whose account the Depository has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the indenture, the Depository reserves the right to exchange the global notes for Certificated Notes, which may be legended if required by the indenture, and to distribute such Notes to its Participants.

Although the Depository, Euroclear and Clearstream have agreed to the preceding procedures to facilitate transfers of interests in the global notes among participants in the Depository, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the Guarantors, the trustee nor any of their respective agents has or will have any responsibility for the performance by the Depository, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for Certificated Notes if (1) the Depository (A) notifies us that it is unwilling or unable to continue as depository for the global note or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days, (2) we, at our option but subject to the Depository’s requirements, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S temporary global notes be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or (3) there has occurred and is continuing an event of default under the indenture and the Depository notifies the trustee of its decision to exchange global notes for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of the Depository (in accordance with its customary procedures).

Neither we, the Guarantors nor the trustee will be liable for any delay by a global note holder or the Depository in identifying the beneficial owners of the Notes and we, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or the Depository for all purposes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations, as of the date of this prospectus, that may be relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences discussed below.

This discussion is limited to the exchange of the original notes for exchange notes. This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as dealers in securities or currencies; traders in securities that have elected the mark-to-market method of accounting for their securities; U.S. holders whose functional currency is not the U.S. dollar; persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; former U.S. citizens or long-term residents of the United States; financial institutions; insurance companies; regulated investment companies; real estate investment trusts; persons subject to the alternative minimum tax; entities that are tax-exempt for U.S. federal income tax purposes; and partnerships and other pass-through entities and holders of interests therein.

If an entity treated as a partnership for U.S. federal income tax purposes holds original notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering participating in the exchange offer, you are urged to consult your own tax advisor.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Exchange of Original Notes for Exchange Notes

The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes:

•	you will not recognize gain or loss upon receipt of exchange notes for original notes pursuant to the exchange offer;

•	your adjusted tax basis in the exchange notes you receive pursuant to the exchange offer will equal your adjusted tax basis in the original notes exchanged therefor; and

•	your holding period for the exchange notes you receive pursuant to the exchange offer will include your holding period for the original notes exchanged therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes if such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. In addition, until October 11, 2016, all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The exchange notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes received pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understandings with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act. In addition, holders of original notes that tender their original notes in exchange for exchange notes must make the representations set forth in this prospectus under the heading “The Exchange Offer—Conditions to the Exchange Offer” and in the related letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer, including all registration and filing fees and expenses (including filings made by any holder of original notes with the Financial Industry Regulatory Authority (“FINRA”), and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of FINRA), all fees and expenses of compliance with federal securities and state securities or blue sky laws, all expenses of printing, messenger and delivery services and telephone, all fees and disbursements of our legal counsel and, under certain circumstances, legal counsel for holders of original notes, and all fees and disbursements of our independent certified public accountants, and we will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Vinson & Elkins L.L.P., Houston, Texas, has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated and combined financial statements of Columbia Pipeline Group, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in this Prospectus by reference from our Current Report on Form 8-K dated February 22, 2016 and the effectiveness of Columbia Pipeline Group, Inc. and subsidiaries’ internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated and combined financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s February 11, 2015 initial public offering of limited partner interests of Columbia Pipeline Partners LP and its spin-off from NiSource Inc. on July 1, 2015). Such consolidated and combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated and combined financial statements of CPG OpCo LP and subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in this Prospectus by reference from the Current Report on Form 8-K of Columbia Pipeline Group, Inc. dated February 22, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated and combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of CPG OpCo GP LLC as of December 31, 2015 and 2014 incorporated in this Prospectus from the Current Report on Form 8-K of Columbia Pipeline Group, Inc. dated February 22, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such balance sheets have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our website is located at www.cpg.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC), including all such documents that we may file with the SEC after the date of this prospectus, until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 18, 2016 and amended on Form 10-K/A on April 7, 2016, except for Item 8, as the financial statements and auditor’s report therein have been superceded by financial statements included in the Current Report on Form 8-K filed on February 23, 2016; and

•	Current Reports on Form 8-K filed on February 2, 2016, February 23, 2016, March 17, 2016 and March 18, 2016.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person to whom this prospectus has been delivered may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Columbia Pipeline Group, Inc.

Office of the Secretary

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

Annex A

COLUMBIA PIPELINE GROUP, INC.

LETTER OF TRANSMITTAL

Offer to Exchange up to

$500,000,000 Principal Amount Outstanding of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount Outstanding of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount Outstanding of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount Outstanding of 5.80% Senior Notes due 2045

That Have Not Been Registered Under

The Securities Act of 1933, as amended

For

$500,000,000 Principal Amount of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount of 5.80% Senior Notes due 2045

That Have Been Registered Under

The Securities Act of 1933, as amended

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED APRIL 14, 2016

The Exchange Offer will expire at 5:00 p.m., New York City time, on May 12, 2016 (such date and time, as it may be extended by the issuer, the “Expiration Date”). Outstanding notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

Delivery by First Class Mail:

U.S. Bank National Association

Attn: Specialized Finance

60 Livingston Avenue-EP-MN-WS2N

St. Paul, MN. 55107-2292

By Courier or Overnight Delivery:

U.S. Bank National Association

Attn: Specialized Finance

111 Fillmore Avenue

St. Paul, MN. 55107-1402

For Facsimile Transmission (eligible institutions only):

651-495-8158

Attn: Specialized Finance

Confirm via email: escrowexchangepayments@usbank.com

The undersigned hereby acknowledges receipt of the prospectus dated April 14, 2016 (the “Prospectus”) of Columbia Pipeline Group, Inc. (the “Issuer”) and this letter of transmittal (this “Letter of Transmittal”), which together constitute the offer by the Issuer to exchange its 2.45% Senior Notes due 2018 (the “2018 exchange notes”), 3.30% Senior Notes due 2020 (the “2020 exchange notes”), 4.50% Senior Notes due 2025 (the “2025 exchange notes”) and 5.80% Senior Notes due 2045 (the “2045 exchange notes”) or, collectively, the “exchange notes,” the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding unregistered 2.45% Senior Notes due 2018 (the “2018 original notes”), 3.30% Senior Notes due 2020 (the “2020 original notes”), 4.50% Senior Notes due 2025 (the “2025 original notes”) and 5.80% Senior Notes due 2045 (the “2045 original notes”) or, collectively, the “original notes.” The offer to exchange the original notes for the exchange notes is referred to as the “exchange offer.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend, at its discretion, the period of time during which the exchange offer for the original notes of any series is open, in which event the term “Expiration Date” shall mean the latest date to which the exchange offer is extended. The Issuer shall notify U.S. Bank National Association (the “Exchange Agent”) of any extension by oral or written notice and shall make a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by a holder of original notes. Tender of the original notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (the “Depository”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering Original Notes.” The Depository participants that are accepting the exchange offer must transmit their acceptance to the Depository, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s Depository account. The Depository will then send a computer-generated message known as an “Agent’s Message” to the exchange agent for its acceptance. For you to validly tender your original notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an Agent’s Message under the ATOP procedures that confirms that:

•	the Depository has received your instructions to tender your original notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

1. By tendering original notes in the exchange offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering original notes in the exchange offer, you represent and warrant that you have (1) full authority to tender the original notes described above and in the Prospectus and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of original notes, (2) the Issuer will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the original notes tendered hereby are not subject to any adverse claims or proxies.

3. The tender of the original notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. You understand that by tendering original notes in the exchange offer, you acknowledge that the exchange offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the exchange notes issued in exchange for the original notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased original notes exchanged for such exchange notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Issuer or of any of the Guarantors named in the Prospectus within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such exchange notes.

5. By tendering original notes in the exchange offer, you represent and warrant that:

a. you are acquiring exchange notes in the ordinary course of your business;

b. you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

c. you are not our “affiliate” as defined in Rule 405 of the Securities Act;

d. if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

e. if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the registration rights agreement, elect to have your original notes registered in the shelf registration statement described in the registration rights agreement, dated as of May 22, 2015, by and among the Issuer, the Guarantors (as defined therein), and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, Attention: Steven B. Nickerson. By making such election, you agree, as a holder of original notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of original notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the registration rights agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the registration rights agreement is not intended to be exhaustive and is qualified in its entirety by the registration rights agreement.

6. If you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering original notes in the exchange offer, that you will deliver a prospectus in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and original notes held for your own account were not acquired as a result of market-making or other trading activities, such original notes cannot be exchanged pursuant to the exchange offer.

7. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at the Depository of original notes tendered by book-entry transfer, as well as an Agent’s Message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.	Partial Tenders.

Tenders of original notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of original notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all original notes is not tendered, then original notes for the principal amount of original notes not tendered and exchange notes issued in exchange for any original notes accepted will be delivered to the holder via the facilities of the Depository promptly after the expiration of the exchange offer.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including, time of receipt), acceptance and withdrawal of tendered original notes will be determined by the Issuer in its sole discretion, which determination will be conclusive, final and binding. The Issuer reserves the absolute right to reject any and all tenders not in proper form or any original notes the Issuer’s acceptance of which would, in the opinion of the Issuer’s counsel, be unlawful. The Issuer also reserves the right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of original notes. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as the Issuer shall determine. The Issuer’s interpretation of the terms of the exchange offer (including this Letter of Transmittal and the instructions hereto) shall be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of original notes through the Exchange Agent, neither the Issuer, the Exchange Agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notice. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been waived by the Issuer or cured. Any original notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

4.	Waiver of Conditions.

The Issuer in its sole discretion reserves the absolute right to waive, in whole or part, any of the conditions to the exchange offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional or contingent tender of original notes will be accepted.

6.	Requests for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

7.	Withdrawal.

Tenders may be withdrawn only in accordance with the procedures set forth in the Prospectus under the caption “The Exchange Offer-Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the exchange offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. YOU WILL, HOWEVER, BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS.

Offer to Exchange up to

$500,000,000 Principal Amount Outstanding of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount Outstanding of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount Outstanding of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount Outstanding of 5.80% Senior Notes due 2045

That Have Not Been Registered Under

The Securities Act of 1933, as amended

For

$500,000,000 Principal Amount of 2.45% Senior Notes due 2018,

$750,000,000 Principal Amount of 3.30% Senior Notes due 2020,

$1,000,000,000 Principal Amount of 4.50% Senior Notes due 2025 and

$500,000,000 Principal Amount of 5.80% Senior Notes due 2045

That Have Been Registered Under

The Securities Act of 1933, as amended

This Exchange Offer will expire at 5:00 p.m.,

New York City time, on May 12, 2016, unless extended.

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until October 11, 2016 all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until October 11, 2016, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “The Exchange Offer—Purpose of the Exchange Offer” and “Plan of Distribution.”